Exhibit 10.18
PERFORMANCE AWARD AGREEMENT
UNDER THE FORTEGRA GROUP, INC.
2022 EQUITY INCENTIVE PLAN

Name of Participant:	[●]
Maximum Percentage (“Award Percentage”) of Performance Award Pool Represented by Award:	[●]%
Grant Date	[DATE]
This Performance Award Agreement (this “Agreement”) is between The Fortegra Group, Inc., a Delaware corporation (the “Company”), and the Participant named above. Capitalized terms not otherwise defined herein shall the meanings ascribed to such terms in the Plan (as defined below).
For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Participant hereby agree as follows:
1.Grant of Award. On the Grant Date, the Company grants to the Participant a Performance Award (the “Award”) that represents the right to receive shares of the Company’s common stock, par value $0.01 per share (“Shares”), based on the Award Percentage of a Performance Award Pool (defined below), on the terms and conditions hereinafter set forth and in accordance with the terms of The Fortegra Group, Inc. 2022 Equity Incentive Plan (as it may be amended from time to time, the “Plan”).
2.Performance Award Pool. The Company has designated an initial bonus pool having a value of between $5,000,000 and $17,000,000, in each case in the aggregate, determined based on the performance conditions set forth below (the “Initial Award Pool”). The Company has further designated an additional bonus pool having a value of $3,000,000 (the “Additional Pool” and, together with Initial Award Pool, the “Performance Award Pool”). Upon all or a portion of the Performance Award Pool becoming earned as determined pursuant to Section 3, the Company shall issue to the Participant that number of Shares equal to (a) the product of (i) the Award Percentage and (ii) the earned portion of the Performance Award Pool, divided by (b) the Fair Market Value of a Share on the date such portion of the Performance Award Pool became earned, as determined by the Board, in each case further subject to the proration provisions of Section 4 of this Agreement and to the Participant remaining continuously employed through the applicable date of issuance, except as expressly provided in Section 5.

3.Earning of Performance Award Pool.
(a) Subject to the terms and conditions of this Agreement, the Performance Award Pool shall become earned based on the achievement both of certain target ranges of GWP Volume (defined below) and target ranges of Underwriting Ratios (defined below) in connection with premiums written in calendar year 2024, as follows:
(i)A portion of the Initial Award Pool having a value of $5,000,000 shall become earned upon satisfaction of the Low End Target.
(ii)A portion of the Initial Award Pool having a value of $17,000,000 shall become earned upon satisfaction of the High End Target.
(iii)There shall be straight line interpolation from $5,000,000 to $17,000,000 to determine the portion of the Initial Award Pool that shall become earned in the event that Specialty Commercial performance is between the Low End Target and the High End Target.
(iv)Upon achievement of the High End Target, the full value of the Additional Pool ($3,000,000) shall also become earned.
(v)Following the completion of calendar year 2024, the GWP Volume target will be measured (the “GWP Measurement Date”) to determine that portion of the Performance Award Pool that is earned in accordance with subsections (i)-(iii) above, at which time the Participant shall, subject to Section 5 below, become vested in, and eligible to be issued Shares with respect to, a portion of his or her Award in accordance with Section 4(a) below. For the avoidance of doubt, if the GWP Volume target is less than the Low End Target, no portion of the Performance Award Pool will be earned and the Award will be immediately forfeited for no consideration. As used in this Agreement, the terms “High End Targets” and “Low End Targets” are set forth in the immediately below table.
(vi)Following the determination of the GWP Volume target as described above, the Underwriting Ratio will be measured as of December 31, 2026 (the “First Measurement Period”) and December 31, 2027 (the “Second Measurement Period” and together with the First Measurement Period, the “Measurement Periods”) and, as of the end of each Measurement Period, the Participant shall, subject to Section 5 below, become vested in, and eligible to be issued Shares with respect to, an additional portion of his or her Award in accordance with Sections 4(b) and (c) below. For purposes of calculating the Underwriting Ratio for this Agreement, losses will be estimated as ultimate loss ratio for GWP Volume written by Specialty Commercial in calendar year 2024 as determined at each Measurement Period by the annual actuarial analysis provided to the Company by Milliman Inc. or such other independent actuary approved by the Board.

	2024 GWP Volume	Underwriting Ratio
High End Targets	$1.3 billion	80.0%
Low End Targets	$1.0 billion	85.0%
For illustrative purposes only, the following table demonstrates the range of values within the Initial Award Pool that would become earned based on a range of target outcomes. The below table does not include the Additional Pool.
($ in millions)

Underwriting Ratio		2024E GWP Volume
		$900	$1,000	$1,100	$1,200	$1,300	$1,400
	79.0%	$0.0	$11.0	$13.0	$15.0	$17.0	$17.0
	80.0%	—	11.0	13.0	15.0	17.0	17.0
	81.0%	—	9.8	11.8	13.8	15.8	15.8
	82.0%	—	8.6	10.6	12.6	14.6	14.6
	83.0%	—	7.4	9.4	11.4	13.4	13.4
	84.0%	—	6.2	8.2	10.2	12.2	12.2
	85.0%	—	5.0	7.0	9.0	11.0	11.0
	86.0%	—	—	—	—	—	—
(b)No Participant shall be eligible to be issued Shares in respect of an Award after December 31, 2028 (the “Final Determination Period”) and any Award that remains outstanding as of the Final Determination Period shall be forfeited and cancelled as of such date for no consideration.
(c)For purposes this Agreement:
“Competition” shall mean the Participant engaging in, participating in, carrying on, owning, or managing, directly or indirectly, either for himself or as a partner, stockholder, officer, director, employee, agent, independent contractor, representative, co-venturer, or consultant (whether compensated or not), any business, partnership, corporation, or other enterprise that is a Competitive Business.
“Competitive Business” shall mean a business that (i) offers products or provides marketing, distribution, administration or related products and services that are the same as or substantially similar to the products and or services provided by the Company and/or its subsidiaries or (ii) engages in any other business the Company and/or its subsidiaries are engaged in or have taken steps to be engaged; provided, however, that the foregoing shall not prohibit the Participant from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation or other business entity which is listed on an exchange or regularly traded in the over-the-counter market.

“Disability” shall have the meaning as defined under the Company’s long-term disability plan or policy that covers the Participant, or, in the event that the Company has no long-term disability plan or policy covering the Participant, “Disability” shall have the same meaning as defined under Section 409A of the Code.
“GWP Volume” shall mean the gross written premium volumes of Specialty Commercial.
“Specialty Commercial” shall mean the U.S. domiciled specialty commercial admitted and non-admitted programs, excluding lender-placed insurance programs, Contractual Liability Insurance Policies and programs that are deemed by the Board to be in run-off prior to calendar year 2024, provided that, the Specialty Commercial business shall be derived from the Company’s financial statements and its scope shall be approved by the Board.
“Stockholders Agreement” shall mean the Stockholders Agreement, dated as of June 21, 2022, by and among The Fortegra Group Inc. and the investors identified therein.
“Underwriting Ratio(s)” is a percentage that is calculated as a fraction, the numerator of which equals the sum of (i) Loss and Loss Adjustments, plus (ii) Member Benefit Claims, plus (iii) Commission Expenses, plus (iv) Premium Taxes, divided by (v) the sum of Total Revenue minus Investment Income. For purposes of calculating the Underwriting Ratio, Total Revenue shall include ceding fee income of Specialty Commercial. For the avoidance of doubt, items (i) – (v), inclusive, in the definition of Underwriting Ratio(s) are derived from the books and records of the Company related solely to Specialty Commercial.
4.Issuance of Shares. Following the GWP Measurement Date and the end of each Measurement Period, the Company shall issue to the Participant (or to the Participant’s beneficiary in the event the GWP Measurement Date or a Measurement Period occurs following the death of the Participant), in respect of his or her Award a number of Shares determined as follows, subject in all cases to Section 5 below:
(a)As soon as reasonably practicable following the GWP Measurement Date, but not later than March 15, 2025, 33% of the number of Shares resulting from the following calculation: the product of (i) the Award Percentage and (ii) the earned portion of the Initial Award Pool, as determined in accordance Section 3(v) above, with the resulting value divided by the Fair Market Value of a Share on December 31, 2024, as determined by the Board.
(b)As soon as reasonably practicable following the end of the First Measurement Period, but not later than March 15, 2027, up to 66% on a cumulative basis (after giving effect to the issuance of Shares under Section 4(a) and adjustments to the Initial Award Pool) of the number of Shares resulting from the following calculation: the product of (i) the Award Percentage and (ii) the earned portion of the Initial Award Pool, as determined in accordance with Section 3(vi) above, with the resulting value divided by the Fair Market Value of a Share on December 31, 2026, as determined by the Board.

(c)As soon as reasonably practicable following the end of the Second Measurement Period, but not later than March 15, 2028, up to 100% on a cumulative basis (after giving effect to the issuance of Shares under Sections 4(a) and (b) and adjustments to the Initial Award Pool) of the number of Shares resulting from the following calculation: the product of (i) the Award Percentage and (ii) the earned portion of the Initial Award Pool, as determined in accordance with Section 3(vi) above, with the resulting value divided by the Fair Market Value of a Share on December 31, 2027, as determined by the Board plus, if applicable, a percentage of the Additional Pool equal to the product of (i) the Award Percentage and (ii) the Additional Pool, with the resulting value divided by the Fair Market Value of a Share on December 31, 2027, to determine the number of Shares to be delivered to the Participant with respect to such portion of the Additional Pool.
For illustrative purposes only, the below table shows the various range of outcomes in the successive calendar years starting in year 2025 based on the satisfaction by the Specialty Commercial business of the performance conditions set forth in Section 3 of this Agreement. The headings shown in the table below are in millions of dollars and are shown for illustrative purposes only.

($ in millions)
	Initial Determination	Cumulative Adjustment	Performance Award	Targets		FMV of issuance
				GWP Volume	U/W Ratio
Q1 2025	$5.6		$17.0	$1,300	80%	$5.6
Q1 2026			14.6	1,300	82%	—
Q1 2027	4.0	(1.6)	12.2	1,300	84%	2.4
Q1 2028	3.7	(0.8)	11.0	1,300	85%	2.9
	$13.4	($2.4)				$11.0

	Initial Determination	Cumulative Adjustment	Performance Award	Targets		FMV of issuance
				GWP Volume	U/W Ratio
Q1 2025	$3.6		$11.0	$1,300	85%	$3.6
Q1 2026			12.2	1,300	84%	—
Q1 2027	4.8	1.2	14.6	1,300	82%	6.0
Q1 2028	6.8	3.6	20.0	1,300	80%	10.4
	$15.2	$4.8				$20.0

	Initial Determination	Cumulative Adjustment	Performance Award	Targets		FMV of issuance
				GWP Volume	U/W Ratio
Q1 2025	$5.0		$15.0	$1,200	80%	$5.0
Q1 2026			13.8	1,200	81%	—
Q1 2027	3.4	(1.6)	10.2	1,200	84%	1.8
Q1 2028	3.9	0.8	11.4	1,200	83%	4.7
	$12.2	($0.8)				$11.4
5.Effect of Termination of Employment.

If the Participant’s Employment is terminated by the Company for any reason or no reason, or if the Participant voluntarily terminates his or her Employment, the Award shall be immediately forfeited for no consideration; provided, however, that if the Participant’s Employment is terminated due to the Participant’s death or Disability, the Award shall remain outstanding until the earlier of the Final Determination Period or the date that is six (6) months after such termination of the Participant’s Employment, as if the Participant’s Employment were continued through such date; provided that the issuance to the Participant of any Shares under the Award shall remain subject to satisfaction of the performance conditions set forth in this Agreement (to the extent not satisfied prior to the date of such termination) and the Award shall be forfeited in the event that such performance condition is not satisfied in accordance with the terms of this Agreement prior to the earlier of the Final Determination Period or the date that is six (6) months after such termination of the Participant’s Employment; provided further, that the Award shall be forfeited in the event that the Participant subsequently engages in Competition.
6.Transfer Restrictions; Change of Control.
(a)Notwithstanding anything to the contrary in this Agreement, the Award may not be sold, assigned, transferred, pledged, or otherwise encumbered by the Participant.
(b)No transfer by will or the applicable laws of descent and distribution of any Shares which are issued or issuable pursuant to this Agreement by reason of the Participant’s death shall be effective to bind the Company unless the Board administering the Plan shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Board may deem necessary to establish the validity of the transfer.
(c)Participant understands, acknowledges and agrees that the Company shall not be obligated to issue any Shares pursuant to the Agreement until the Participant has agreed in writing to be bound by the terms and conditions of the Stockholders Agreement pursuant to a joinder agreement, substantially in the form attached as Exhibit A hereto. The Participant understands, acknowledges and agrees that any Shares issued pursuant to this Agreement may not be sold, assigned, transferred, pledged, or otherwise encumbered by the Participant for a period of six (6) months following issuance thereof other than Shares withheld to pay taxes pursuant to Section 8 of this Agreement.
(d)Subject to Section 7 below, a Change of Control of the Company shall have no effect on an Award or the portion of the Performance Award Pool that is earned; provided, however that the Board shall have the authority, in its discretion, to accelerate the time at which any portion of, or the entire, Performance Award Pool is deemed earned and the resulting issuance of Shares to the Participant in respect of his or her Award and to also change the form of settlement of the Award.
7.Distributions and Adjustments.
If there is any change in the number or character of the Shares without additional consideration paid to the Company (through any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or otherwise), the Board administering the Plan shall, in such manner and to such extent (if any) as it deems appropriate and equitable, adjust the Award, or the Award Percentage, subject to this Agreement, in its sole discretion.
8.Taxes.
(a)The Participant acknowledges that the Participant shall consult with the Participant’s own tax advisor regarding the federal, state and local tax consequences of the grant of the Award, the vesting of the Award and issuance of corresponding Shares and any other matters related to this Agreement. The Participant is relying solely on the Participant’s advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant is solely responsible for the Participant’s own tax liability that may arise as a result of this grant, the vesting of the Award and issuance of Shares to the Participant, or any other matters related to this Agreement.
(b)In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all income and payroll taxes, which are the Participant’s sole and absolute responsibility, are withheld or collected from the Participant at the minimum required withholding rate.
(c)In accordance with the terms of the Plan, and such rules as may be adopted by the Board, the Participant may elect, on or before the date that the amount of any tax required to be withheld is determined, to satisfy any applicable tax withholding obligations arising from the receipt of Shares pursuant to the terms and conditions of this Agreement by:
(i)delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company),
(ii)having the Company withhold a portion of the Shares to be issued to the Participant pursuant to the terms and conditions of this Agreement, having a Fair Market Value equal to the minimum tax withholding amount for such taxes, or
(iii)delivering to the Company Shares having a Fair Market Value equal to the minimum tax withholding amount for such taxes. The Company shall not deliver any fractional Share but shall pay, in lieu thereof, the Fair Market Value of such fractional Share.
9.General Provisions.
(a)     Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available to the Participant upon request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Board, and such determination shall be final, conclusive and binding upon all parties in interest.

(b)    No Right to Continued Service. Nothing in this Agreement or the Plan shall be construed as giving the Participant the right to be retained as an employee, officer or other service provider to the Company. In addition, the Company may at any time dismiss the Participant from service free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.
(c)    Securities Matters. The Company shall not be required to issue or deliver any Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.
(d)    Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
(e)    Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.
(f)    Section 409A of the Code. The Award granted hereunder is intended to be exempt from, or comply with, the requirements of Section 409A of the Code and shall be interpreted in a manner consistent with that intention. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of this Agreement contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Board or the Committee, as applicable, may, in its sole discretion, and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of any taxes, interest and penalties under Section 409A of the Code, and/or (ii) maintain to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section 9(f) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the Award or Shares distributed hereunder shall not be subject to taxes, interest and penalties under Section 409A of the Code. For purposes of this Agreement, to the extent required to satisfy the requirements of Section 409A of the Code, references to termination of service with the Company shall be required to mean a “separation of service” within the meaning of Section 409A of the Code and the regulations thereunder (after giving effect to the presumptions contained therein).
(g)    Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any Shares issuable or transferable upon the vesting of the Award until the date that the Shares are issued to the Participant.
(h)    Clawback. If the Company’s fiscal year-end financial statements are restated and it is found that the Participant’s misconduct led to the restatement, the Award granted hereunder may be forfeited and Shares received by the Participant under the Award, or proceeds received by the Participant upon the sale of Shares received under the Award, may be recovered by the Company in an amount determined by the Board to the maximum extent required to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act.
(i)    Nature of Payments. This Agreement is in consideration of services performed or to be performed for the Company or any subsidiary, division or business unit of the Company. Any income or gain realized pursuant to this Agreement shall constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any subsidiary except as may be determined by the Board or board of directors of the applicable subsidiary.
(j)    Governing Law. The internal law, and not the law of conflicts, of the State of Delaware shall govern all questions concerning the validity, construction and effect of this Agreement.
(k)    Notices. The Participant shall send all written notices regarding this Agreement or the Plan to the Company at the following address:
The Fortegra Group Inc.
10751 Deerwood Park Boulevard, Suite 200
Jacksonville, FL 32256
Attention: John Short, General Counsel and Secretary
Email: jshort@fortegra.com
With a copy to:
Tiptree Inc.
660 Steamboat Road, 2nd Floor
Greenwich, Connecticut 06830
Attn:    General Counsel
Email: legal@tiptreeinc.com
(l)    Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives. The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.
**Signature Page Follows**

IN WITNESS WHEREOF, the Company by one of its duly authorized officers has executed this Agreement as of the day and year first above written.

THE FORTEGRA GROUP, INC.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED

By:
Name:
Dated:

Exhibit A
FORM OF
JOINDER AGREEMENT
THIS JOINDER AGREEMENT (the “Agreement”) is made as of the ____ day of ____________ by _________________, having an address at ____________________________ (the “Joining Party”).
W I T N E S S E T H
WHEREAS, The Fortegra Group Inc., a Delaware corporation (the “Company”), is a party to that certain Stockholders Agreement, dated as of __________, 2022 (as the same may be amended from time to time, the “Stockholders Agreement”) (capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stockholders Agreement);
WHEREAS, the Stockholders Agreement provides that as a condition to becoming an Investor, a Person must execute and deliver to the Company a Joinder Agreement pursuant to which such Person agrees to be bound by the terms and conditions of the Stockholders Agreement;
WHEREAS, the Joining Party desires to become an Investor of the Company by executing a copy of the Agreement; and
WHEREAS, the Joining Party has reviewed the terms of the Stockholders Agreement and determined that it is desirable and in the Joining Party’s best interests to execute the Agreement.
NOW, THEREFORE, the Joining Party hereby agrees as follows:
1.Joinder of Stockholders Agreement. By executing this Joinder Agreement, the Joining Party (i) accepts and agrees to be bound by all of the terms and provisions of the Stockholders Agreement as if he, she or it were an original signatory thereto, (ii) shall be deemed to be, and shall be entitled to all of the rights and subject to all of the obligations of a[n] [Tiptree Investor][Warburg Investor][Other Investor] thereunder, [(iii) acknowledges its grant of an irrevocable proxy pursuant to Sections 1(a)(iii) and 2(c)(viii) of the Stockholders Agreement] and [(iv) shall be added to Schedule I, as applicable, of the Stockholders Agreement]. If the Joining Party is a Permitted Transferee of an Other Investor, the Joining Party shall be subject to all of the obligations of the transferor.
2.Representations and Warranties.
(a)The Agreement constitutes a valid and binding obligation enforceable against the Joining Party in accordance with its terms.
(b)The Joining Party has received a copy of the Stockholders Agreement. The Joining Party has read and understands the terms of the Stockholders Agreement and has been afforded the opportunity to ask questions concerning the Company and the Stockholders Agreement.
(c)The Joining Party hereby represents that none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act (a “Disqualification Event”) is applicable to such Person or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.
3.Full Force and Effect. Except as expressly modified by the Agreement, all of the terms, covenants, agreements, conditions and other provisions of the Stockholders Agreement shall remain in full force and effect in accordance with its terms.
4.Notices. All notices provided to the Joining Party shall be sent or delivered to the Joining Party at the address set forth on the signature page hereto unless and until the Company has received written notice from the Joining Party of a changed address.
5.Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such state. The parties hereto herby irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Delaware and the Court of Chancery of the State of Delaware, in respect of the interpretation and enforcement of the provisions of the Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that the Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in either the United States District Court for the District of Delaware or the Court of Chancery of the State of Delaware.
[Signature page follows]

IN WITNESS WHEREOF, the Joining Party has executed and delivered the Agreement as of the date first above written.

JOINING PARTY

Name:

Address:

Facsimile:

Resident of the State of:

Acknowledged and Accepted:

THE FORTEGRA GROUP INC.

By:
Name:
Title: